Exhibit 99.1

Company Release – 2/5/15

First Priority Financial Corp. Reports Fourth Quarter, Full Year 2014 Results.

MALVERN, Pa., February 5, 2015 – First Priority Financial Corp. (“First Priority” or the “Company”), parent of First Priority Bank, today reported financial results for the three months and full year ended December 31, 2014.

For the year ended December 31, 2014, First Priority reported consolidated income before taxes of $2.42 million compared to $229 thousand in 2013. 2013 results included $1.53 million of pre-tax merger related costs resulting from the merger with Affinity Bancorp, Inc. completed on February 28, 2013. Net income in 2014 totaled $6.93 million compared to $196 thousand for the same period of 2013, after recording an income tax benefit totaling $4.50 million in 2014 and income tax expenses of $33 thousand in 2013. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $579 thousand, was $6.35 million for the year ended December 31, 2014, or $0.98 per basic and diluted common share, compared to a net loss to common shareholders of $336 thousand, or $0.06 per basic and diluted common share for the year ended December 31, 2013, after preferred dividends and net warrant amortization totaling $532 thousand.

For the three months ended December 31, 2014, First Priority reported consolidated income before taxes of $601 thousand compared to $735 thousand for the quarter ended December 31, 2013. Net income totaled $405 thousand in the current quarter compared to $702 thousand for the fourth quarter of 2013, after income tax expenses of $196 thousand and $33 thousand for these same periods, respectively. Net income to common shareholders, after preferred dividends and net warrant amortization totaling $165 thousand, was $240 thousand for the three months ended December 31, 2014, or $0.04 per basic and diluted common share. For the three months ended December 31, 2013, net income to common shareholders was $569 thousand, or $0.09 per basic and diluted common share after preferred dividends and net warrant amortization totaling $133 thousand.

During the third quarter of 2014, the Company determined that the valuation allowance previously recorded related to net deferred tax assets was no longer necessary which resulted in the recording of an income tax benefit of $4.71 million in the third quarter of 2014. The reversal of the valuation allowance on net deferred tax assets was based on management’s judgment that it is more likely than not that the net deferred tax asset will be realized by the Company in the future. Furthermore, upon reversal of the valuation allowance, the Company is required to prospectively recognize income tax expense beginning in the fourth quarter of 2014. Income tax expenses recorded prior to the reversal of the valuation allowance were based solely on alternative minimum tax calculations.

David E. Sparks, Chairman and CEO, commented: “Beginning in the fourth quarter of 2013, we have reported a consistent quarterly level of core operating results, as exhibited by pre-tax earnings of $601 thousand in the current quarter, and $2.4 million for the twelve months of 2014. This continues to reflect the benefits achieved and the impact of post consolidation results from the completion of the merger with Affinity Bancorp.” Sparks continued: “Our performance has resulted in the fifth straight quarter of pre-tax earnings in excess of $600 thousand and cumulative pre-tax earnings of $5.4 million over the prior 3 year period, exclusive of merger related costs.”

Operating Results Highlights:

•	Total revenues in the fourth quarter of 2014 were $4.33 million, an increase of $186 thousand, or 4.5%, compared to $4.14 million in the fourth quarter of 2013. This positive variance resulted from an increase of $68 thousand, or 1.7% in net interest income from $3.93 million to $4.00 million, primarily resulting from growth of average interest earning assets of $35.7 million, or 8.7%, which included an increase in average loans of $39.1 million, or 11.7%. Net interest margin decreased 24 basis points from 3.81% during the fourth quarter of 2013 to 3.57% during the current quarter. Non-interest income increased $118 thousand, or 56.7%, from $208 thousand in the fourth quarter of 2013 to $326 thousand in the current quarter, as fee income from the wealth management business increased $47 thousand, income related to bank owned life insurance added $25 thousand while gains on the sales of investment securities totaled $51 thousand in the current quarter.

For the year ended December 31, 2014, total revenues were $16.78 million, an increase of $1.54 million, or 10.1%, from $15.24 million in 2013. Net interest income increased 8.8%, or $1.28 million, to $15.78 million compared to $14.50 million when comparing these same periods. Average interest earning assets for the full year of 2014 increased $45.9 million, or 12.1%, which included increases in average loans of $37.3 million, or 11.7%, and average investment balances of $11.6 million, or 21.9%, when compared to the prior year. The change in average balances when comparing 2014 to 2013 was impacted by the acquisition of Affinity Bank effective February 28, 2013. Net interest margin decreased to 3.70% in 2014 compared to 3.81% in 2013. Non-interest income increased $268 thousand, or 36.3%, from $739 thousand in 2013 to $1.01 million in the current year, as fee income from the wealth management business increased $146 thousand and income related to bank owned life insurance added $93 thousand, while banking related fees and all other non-interest income declined $22 thousand. In addition, there were gains related to the sales of investment securities recorded in 2014 of $51 thousand while there were no sales recorded in 2013.

•	The provision for loan losses was $560 thousand for the quarter ended December 31, 2014, an increase of $485 thousand compared to $75 thousand recorded in the fourth quarter of 2013. The level of provision is impacted by the adequacy of the allowance, including an analysis of impaired and non-performing loans, as well as by the level of incremental loan volume and net charge-offs of loans. Net charge-offs for the current quarter totaled $535 thousand compared to $38 thousand for the same period of 2013, while total loans increased $3.5 million in each respective quarter. Included in the current quarter was a charge-off of $513 thousand related to a previously identified non-performing commercial line of credit, secured by a second lien on a residential property, whereby the Bank received an updated appraisal value and first lienholder position indicating a shortfall in the collateral position.

For the twelve months ended December 31, 2014, the provision for loan losses increased $487 thousand from $645 thousand in 2013 to $1.13 million in the current year. This increase was primarily related to the charge-off described above which was recorded in the fourth quarter of 2014.

•	Non-interest expenses were $3.17 million for the quarter ended December 31, 2014, a decrease of $165 thousand, or 5.0% from the fourth quarter of 2013 expenses of $3.33 million.

For the year ended December 31, 2014, non-interest expenses were $13.23 million, a decrease of $1.14 million, or 7.9% from $14.37 million the same period in 2013. Excluding merger related costs totaling $1.53 million recorded in 2013, operating expenses increased $396 thousand between the periods. Of this increase, approximately $275 thousand in incremental salaries and benefits and $141 thousand in incremental occupancy costs are related to twelve full months of staffing and branch offices in 2014 resulting from the merger with Affinity with combined results beginning in March of 2013.

Balance Sheet and Capital Highlights:

•	Loans outstanding were $375.2 million at December 31, 2014, an increase of $39.5 million, or 11.8% from $335.7 million at December 31, 2013. Included in the current year loan growth are $15.0 million of purchased residential real estate loans located within First Priority’s markets which were underwritten to the same standards as used for loans that the Company originates for its own portfolio.

•	The investment portfolio totaled $91.5 million at December 31, 2014, compared to $89.6 million at December 31, 2013. As of December 31, 2014 and December 31, 2013, $75.5 million and $78.6 million of investments, respectively, were classified as available for sale while $16.0 million and $11.0 million, respectively, were classified as held to maturity. The Company’s investment portfolio included $30 million of United States Treasury securities as of December 31, 2014 and $25 million of short-term government agency securities as of December 31, 2013, both of which matured in January of the following respective years.

•	Total assets were $492.3 million at December 31, 2014 compared to $446.1 million at December 31, 2013.

•	Deposits totaled $378.2 million at December 31, 2014 compared to $357.4 million at December 31, 2013, an increase of $20.8 million, or 5.8%, related to an overall increase in time deposits, primarily in brokered time deposits, partially offset by a decline in interest bearing demand accounts, primarily due to a reduction in municipal related deposits. Of the total deposits at December 31, 2014, $185.1 million, or 49% of total deposits, are core deposits consisting of demand, money market and savings deposits.

•	The capital position of First Priority remains strong with regulatory capital ratios exceeding all requirements for First Priority Bank to be classified as “well capitalized” under capital adequacy guidelines. The Bank’s total risk based capital ratio as of December 31, 2014 was 12.87%.

•	Total shareholders’ equity for the Company was $50.2 million at December 31, 2014, compared to $42.4 million at December 31, 2013. The enhanced capital position is attributable to net income as reported above of $6.9 million for the year ended December 31, 2014, $1.2 million due to a reduction in net unrealized losses on investment securities and stock based compensation costs of $273 thousand. These increases were partially offset by preferred dividends paid of $570 thousand. The period end equity to assets ratio was 10.20%, book value and tangible book value per common share at December 31, 2014 were $6.33 and $5.85, respectively, and tangible common equity to tangible assets was 7.70% as of this same date.

Asset Quality Highlights:

•	The allowance for loan losses was $2.3 million at both December 31, 2014 and 2013, which represented 0.62% and 0.68%, respectively, of total loans outstanding as of each of these dates.

•	Total non-performing loans were $4.6 million, or 1.21% of total loans outstanding, and $4.3 million, or 1.27% of total loans outstanding, as of December 31, 2014 and 2013, respectively. Total non-performing assets, totaled $5.9 million, or 1.19% of total assets, as of December 31, 2014, compared to $5.3 million, or 1.18% of total assets as of December 31, 2013. Net charge-offs for the Company totaled $1.1 million in 2014 compared to $832 thousand in 2013.

About First Priority

First Priority Financial Corp. is a bank holding company, which along with its bank subsidiary, First Priority Bank, is headquartered in Malvern, Pennsylvania. First Priority Bank, with $492.1 million in assets, was chartered in November, 2005 and opened for business to the public in January, 2006 as a full service commercial bank providing personal and business lending, deposit products and wealth management services through its ten offices in Berks, Bucks, Chester and Montgomery Counties, Pennsylvania. The common stock of First Priority Financial Corp. is not currently traded on the open market. First Priority’s website can be accessed at http://www.fpbk.com.

This release contains forward-looking statements, which can be identified by reference to a future period or periods or by the use of words such as “would be,” “will,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” and similar expressions or the negative thereof. These forward-looking statements include: statements of goals, intentions and expectations; statements regarding prospects and business strategy; statements regarding asset quality and market risk; and estimates of future costs, benefits and results. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following: (1) general economic conditions, (2) competitive pressures among financial services companies, (3) changes in interest rates, (4) deposit flows, (5) loan demand, (6) changes in legislation or regulation, (7) changes in accounting principles, policies and guidelines, (8) litigation liabilities, including costs, expenses, settlements and judgments and (9) other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We have no obligation to update or revise any forward-looking statements to reflect any changed assumptions, unanticipated events or any changes in the future.

The Company cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission (“SEC”), including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

First Priority Financial Corp.

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	For the three months ended		For the year ended
	December 31,		December 31,
	2014	2013	2014	2013

Interest income	$4,754	$4,689	$18,647	$17,649
Interest expense	752	755	2,872	3,149

Net interest income	4,002	3,934	15,775	14,500
Provision for loan losses	560	75	1,132	645

Net interest income after provision for loan losses	3,442	3,859	14,643	13,855
Non-interest income	275	208	956	739
Gains on sales of investment securities	51	—	51	—
Non-interest expenses	3,167	3,332	13,227	14,365

Income before income taxes	601	735	2,423	229
Federal income tax expense (benefit)	196	33	(4,502)	33

Net income	$405	$702	$6,925	$196
Preferred dividends, including net amortization	165	133	579	532

Income (loss) to common shareholders	$240	$569	$6,346	$(336)

Basic earnings (loss) per common share	$0.04	$0.09	$0.98	$(0.06)
Diluted earnings (loss) per common share	$0.04	$0.09	$0.98	$(0.06)

Weighted average common shares outstanding:
Basic	6,447	6,358	6,443	5,822
Diluted	6,484	6,358	6,457	5,822

Net interest margin	3.57%	3.81%	3.70%	3.81%

First Priority Financial Corp.

Condensed Consolidated Balance Sheets

Unaudited (In thousands)

	December 31, 2014	December 31, 2013

Assets
Cash and cash equivalents	$7,866	$11,248
Investment securities	91,513	89,599
Loans receivable	375,222	335,737
Less: allowance for loan losses	2,313	2,273

Net loans	372,909	333,464
Premises and equipment, net	2,369	2,533
Bank owned life insurance	3,093	—
Deferred income tax assets, net	4,541	—
Goodwill and other intangibles	3,122	3,219
Other assets	6,898	6,025

Total assets	$492,311	$446,088

Liabilities and Shareholders’ Equity
Liabilities:
Deposits	$378,209	$357,420
Borrowings	62,472	44,625
Other liabilites	1,419	1,651

Total liabilities	442,100	403,696
Shareholders’ equity	50,211	42,392

Total liabilities and shareholders’ equity	$492,311	$446,088

First Priority Financial Corp.

Selected Financial Data

(Unaudited, in thousands, except per share data)

	December 31, 2014	December 31, 2013

Period End Balance Sheet Ratios
Loan to deposit ratio	99.2%	93.9%
Equity to assets	10.20%	9.50%
Tangible common equity/Tangible assets	7.70%	6.72%
First Priority Bank total risk based capital ratio	12.87%	12.90%
Book value per common share	$6.33	$5.12
Tangible book value per common share	$5.85	$4.62

Selected Asset Quality Balances

Non-performing loans	$4,554	$4,276
Other real estate owned	1,257	914
Repossessed assets	42	75

Total non-performing assets	$5,853	$5,265

Selected Asset Quality Ratios
Non-performing loans as a percentage of total loans	1.21%	1.27%
Non-performing assets as a percentage of total assets	1.19%	1.18%
Allowance for loan losses as a percentage of total loans	0.62%	0.68%

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